Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
July 28, 2011	CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

REPORTS RESULTS FOR QUARTER AND SIX MONTHS
ENDED JUNE 30, 2011

Munster, Indiana - NorthWest Indiana Bancorp (“the Bancorp”), the holding company for Peoples Bank, reported net income of $1.7 million for the three months ended June 30, 2011, compared to $1.2 million for the three months ended March 31, 2011.

The earnings of $1.7 million for the three months ended June 30, 2011, represent earnings of $0.59 per basic and diluted share.  For the current three month period, the return on average assets (ROA) was 1.05% and the return on equity (ROE) was 11.32%.

      “Peoples Bank maintained its solid financial performance from the first quarter throughout the second quarter of 2011.  Our income continued to grow on the strength of our core earnings as operating expenses remained stable and asset quality continued to improve,” said David A. Bochnowski, Chairman and Chief Executive Officer.

      Bochnowski noted that past due loans had declined $10.5 million or 31.7% since the end of December.  “The improvement in asset quality that began during the last few months of 2010 carried over into the first half of this year.  The continuation of this trend will have a meaningful impact on the Bank’s performance throughout the year,” he said.

The 2011 second quarter earnings were impacted by a reduction in earning assets, as June 30, 2011 loan balances decreased by $36.4 million, compared to loan balances as of June 30, 2010.  The decrease in loan balances is partially the result of management’s interest rate risk strategy of selling fixed rate mortgage loans to the secondary market and partially the result of decreased loan demand.

On a year-to-year comparison, the Bancorp’s net income for the three months ended June 30, 2011 was $1.7 million, compared to $1.6 million for the three months ended June 30, 2010.  For the six months ended June 30, 2011, the Bancorp’s net income was $2.9 million, compared to $3.0 million for the six months ended June 30, 2010.

      “Our strong earnings position has permitted our capital to grow as a buffer to these challenging economic times.  The Bancorp and our operating subsidiary, Peoples Bank, exceed all regulatory capital requirements and our tangible equity capital stood at 9.2% of assets at the end of June 2011,” Bochnowski said.

Net Interest Income
Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $5.9 million for the three months ended June 30, 2011, compared to $6.5 million for the three months ended June 30, 2010, a decrease of $526 thousand or 8.1%.  For the six months ended June 30, 2011, net interest income totaled $11.9 million, compared to $12.7 million for the six months ended June 30, 2010, a decrease of $779 thousand or 6.1%.  The net interest income decrease for both three and six month period is a result of reduced loan balances and lower asset yields.  The Bancorp’s net interest margin on a tax adjusted basis was 4.21% for the three months ended June 30, 2011, compared to 4.29% for the three months ended June 30, 2010.  For the six months ended June 30, 2011, the tax adjusted net interest margin was 4.22%, compared to 4.24% for the six months ended June 30, 2010.  The Bancorp’s net interest margin continues to benefit from core deposit growth and a low cost of funds as a result of the Federal Reserve’s action in maintaining a low interest rate environment.

Noninterest Income
Noninterest income from banking activities for the three months ended June 30, 2011 totaled $2.1 million, compared to $1.7 million for the three months ended June 30, 2010, an increase of $395 thousand or 23.9%.  For the six months ended June 30, 2011, noninterest income totaled $3.4 million, compared to $3.0 million for the six months ended June 30, 2010, an increase of $476 thousand or 16.1%.  The increase for both three and six month periods is primarily related to the Bancorp’s favorable settlement in its lawsuit against the lead lender of a commercial real estate participation loan, and an increase in income from Wealth Management operations.

Noninterest Expense
Noninterest expense related to operating activities totaled $4.93 million for the three months ended June 30, 2011, compared to $4.88 million for the three months ended June 30, 2010, an increase of $55 thousand or 1.1%.  For the six months ended June 30, 2011, noninterest expense totaled $9.8 million, compared to $9.6 million for the six months ended June 30, 2010, an increase of $280 thousand or 2.9%.  The increase for both three and six month periods is primarily related to additional expenses related to the operations of the St. John Banking Center, which opened in October 2010.

Funding
At June 30, 2011, core deposits totaled $331.7 million, an increase of $9.9 million or 3.1%, compared to December 31, 2010.  Core deposits include checking, savings, and money market accounts and represented 64.0% of the Bancorp’s total deposits at June 30, 2011.  As a result of core deposit growth and increased liquidity from loan repayments, management reduced certificate of deposit balances by $11.9 million during the current quarter, which had a positive impact of lowering the Bancorp’s cost of funds.  At June 30, 2011, borrowings and repurchase agreements totaled $50.7 million, an increase of $2.1 million from December 31, 2010.

Lending
The Bancorp’s loan portfolio totaled $406.1 million at June 30, 2011, a decrease of $12.2 million or 2.9%, compared to December 31, 2010.  During the first six months of 2011, commercial real estate, multifamily and commercial business loans increased by $8.4 million.  Mortgage loans decreased by $2.0 million, as a result of sales of fixed rate loans into the secondary market.  In addition, construction and land development loans, as well as consumer and government loans, decreased by an aggregate of $18.6 million during the current quarter.

“Loan demand continues to be down as uncertainty in the economy kept borrowers on the sidelines during the first half of the year.  However, our pipeline shows promise of future increases in our loan balances should we see a renewed sense of consumer confidence emerge from our nation’s ability to resolve economic issues,” Bochnowski said.

Asset Quality
At June 30, 2011, past due loans totaled $22.6 million, compared to $33.2 million at December 31, 2010, a decrease of $10.5 million or 31.7%.  Non-performing loans totaled $20.4 million at June 30, 2011, compared to $24.1 million at December 31, 2010, a decrease of $3.7 million or 15.4%.  The current level of non-performing loans is concentrated with five geographically diverse commercial real estate participation loans that aggregate to $11.9 million. These participations were purchased from other originators in the period from 2005 through 2007 prior to the most recent recession.  The Bancorp’s ratio of non-performing assets to total assets was 3.51% at June 30, 2011, compared to 4.46% at December 31, 2010.

For the three months ended June 30, 2011, loan loss provisions totaled $955 thousand, while $1.3 million in provisions were recorded for the three months ended June 30, 2010.  For the six months ended June 30, 2011, loan loss provisions totaled $2.1 million, while $2.5 million in provisions were recorded for the six months ended June 30, 2010.  The current year loan loss provisions were related to continued elevated credit risk in the commercial real estate participation and commercial real estate loan portfolios.  Loan charge-offs, net of recoveries, totaled $3.0 million for the six months ended June 30, 2011, compared to $1.6 million for the six months ended June 30, 2010.  At June 30, 2011, the allowance for loan losses totaled $8.1 million and is considered adequate by management.  The allowance for loan losses as a percentage of total loans was 2.00% at June 30, 2011, compared to 2.18% at December 31, 2010.

“Asset quality improved dramatically during the first six months of the year.  In addition to the upgrades in our loan portfolio, foreclosed real estate declined $2.0 million or 61.3% to $1.3 million.  As a result, non-performing assets declined 19.9% during the current six month reporting period,” Bochnowski said.

Capital Adequacy
At June 30, 2011, shareholders’ equity stood at $59.2 million or 9.2% of total assets.  The Bancorp’s regulatory capital ratios at June 30, 2011 were 13.9% for total capital to risk-weighted assets, 12.7% for tier 1 capital to risk-weighted assets and 9.0% for tier 1 capital to adjusted average assets.  Under all regulatory capital requirements, the Bancorp is considered well capitalized.  The book value of the Bancorp’s stock stood at $20.90 at the end of the second quarter 2011.

The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN.   The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, St. John, Schererville and Valparaiso, Indiana.  The Bank’s website, ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release.  A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release.  These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, including on-going depressed demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010.  Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Quarterly Financial Report

Key Ratios	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2011	2010	2011	2010
Return on equity	11.32%	11.44%	9.74%	10.76%
Return on assets	1.05%	0.95%	0.89%	0.88%
Basic earnings per share	$0.59	$0.57	$1.01	$1.06
Diluted earnings per share	$0.59	$0.57	$1.01	$1.06
Yield on loans	5.10%	5.40%	5.11%	5.41%
Yield on security investments	3.36%	3.96%	3.38%	4.03%
Total yield on earning assets	4.55%	4.91%	4.58%	4.92%
Cost of deposits	0.51%	0.74%	0.52%	0.80%
Cost of borrowings	1.51%	2.13%	1.58%	2.22%
Total cost of funds	0.60%	0.86%	0.62%	0.93%
Net interest margin - tax equivalent	4.21%	4.29%	4.22%	4.24%
Noninterest income / average assets	1.28%	0.97%	1.07%	0.87%
Noninterest expense / average assets	3.08%	2.86%	3.07%	2.81%
Net noninterest margin / average assets	-1.80%	-1.89%	-2.00%	-1.94%
Efficiency ratio	61.85%	60.17%	64.14%	61.10%
Effective tax rate	19.70%	17.64%	17.03%	16.04%
Dividend declared per common share	$0.15	$0.21	$0.30	$0.42

	June 30,
	2011	December 31,
	(Unaudited)	2010
Net worth / total assets	9.23%	8.89%
Book value per share	$20.90	$19.84
Non-performing loans to total assets	3.17%	3.82%
Non-performing loans to total loans	5.02%	5.77%
Allowance for loan loss to non-performing loans	39.94%	37.82%
Allowance for loan loss to loans outstanding	2.00%	2.18%
Foreclosed real estate to total assets	0.20%	0.52%

Consolidated Statements of Income	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2011	2010	2011	2010
Interest income:
Loans	$5,202	$6,224	$10,561	$12,436
Securities & short-term investments	1,586	1,571	3,113	3,107
Total interest income	6,788	7,795	13,674	15,543
Interest expense:
Deposits	674	1,055	1,385	2,255
Borrowings	182	282	384	604
Total interest expense	856	1,337	1,769	2,859
Net interest income	5,932	6,458	11,905	12,684
Provision for loan losses	955	1,270	2,065	2,505
Net interest income after provision for loan losses	4,977	5,188	9,840	10,179
Noninterest income:
Fees & service charges	637	635	1,221	1,244
Wealth management operations	310	253	584	534
Gain on sale of securities, net	237	452	500	742
Cash value increase from bank owned life insurance	101	104	202	205
Gain on sale of loans, net	29	163	110	272
Gain on foreclosed real estate	728	44	788	65
Other-than-temporary impairment of securities	-	-	-	(113)
Other income	8	4	28	8
Total noninterest income	2,050	1,655	3,433	2,957
Noninterest expense:
Compensation & benefits	2,546	2,458	4,911	4,867
Occupancy & equipment	844	808	1,691	1,593
Federal deposit insurance premiums	265	265	596	496
Data processing	249	231	501	463
Marketing	75	114	216	239
Other	957	1,005	1,922	1,899
Total noninterest expense	4,936	4,881	9,837	9,557
Income before income taxes	2,091	1,962	3,436	3,579
Income tax expenses	412	346	585	574
Net income	$1,679	$1,616	$2,851	$3,005

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	June 30,
	2011	December 31,	Change	Mix
	(Unaudited)	2010	%	%
Total assets	$641,284	$631,053	1.6%
Cash & cash equivalents	17,965	10,938	64.2%
Securities - available for sale	161,995	142,055	14.0%
Securities - held to maturity	17,431	18,397	-5.3%

Loans receivable:
Construction and land development	30,141	46,371	-35.0%	7.4%
1-4 first liens	126,003	127,959	-1.5%	31.0%
Multifamily	7,933	7,605	4.3%	2.0%
Commercial real estate	145,316	138,506	4.9%	35.8%
Commercial business	62,950	61,726	2.0%	15.5%
1-4 Junior Liens	2,168	2,434	-10.9%	0.5%
HELOC	18,134	19,325	-6.2%	4.5%
Lot loans	2,943	3,164	-7.0%	0.7%
Consumer	591	762	-22.4%	0.1%
Government and other	9,882	10,381	-4.8%	2.4%
Total loans	406,061	418,233	-2.9%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	53,491	50,712	5.5%	10.3%
Interest bearing checking	91,356	90,984	0.4%	17.6%
Savings	69,228	65,146	6.3%	13.4%
MMDA	117,598	114,983	2.3%	22.7%
Total core deposits	331,673	321,825	3.1%	64.0%
Certificates of deposit	186,575	198,446	-6.0%	36.0%
Total deposits	518,248	520,271	-0.4%	100.0%

Borrowings	50,724	48,618	4.3%
Stockholder's equity	59,158	56,089	5.5%

Asset Quality	June 30,
(Dollars in thousands)	2011	December 31,	Change
	(Unaudited)	2010	%
Nonaccruing loans	$20,011	$23,967	-16.5%
Accruing loans delinquent more than 90 days	364	148	145.9%
Securities in non-accrual	890	742	19.9%
Foreclosed real estate	1,275	3,298	-61.3%
Total nonperforming assets	22,540	28,155	-19.9%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	1,556	2,794	-44.3%
ALL general allowances for loan portfolio	6,582	6,327	4.0%
Total ALL	8,138	9,121	-10.8%

Capital Adequacy	June 30,
	2011	Required to be
	Actual Ratio	well capitalized

Total capital to risk-weighted assets	13.9%	10.0%
Tier 1 capital to risk-weighted assets	12.7%	6.0%
Tier 1 capital to adjusted average assets	9.0%	5.0%